Exhibit 99.1

National American University Holdings, Inc. Declares First Quarter 2013 Dividend of $0.04 Per Share

Rapid City, South Dakota, August 29, 2012 — National American University Holdings, Inc. (the “Company”) (NASDAQ: NAUH), which through its wholly owned subsidiary operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning, today announced that on August 27, 2012, the Company’s Board of Directors declared a cash dividend in the amount of $0.04 per share on all shares of the Company’s common stock outstanding and of record as of the close of business on September 30, 2012, to be paid on or about October 5, 2012. This represents an increase from the previous quarterly period in which the Company paid a dividend of $0.0325 per share. The Company operates on a May 31st fiscal year.

Ronald L. Shape, Ed.D., Chief Executive Officer of the Company, stated, “This quarterly $0.04 dividend represents a 23% increase over the previous quarter’s $0.0325 dividend. We believe the Company is well positioned in fiscal year 2013 as we continue to focus on developing our existing campus locations and realize the benefits of our geographic expansion over the past couple of years. These efforts have positioned the Company to continue our growth opportunities while returning capital to our loyal shareholders.”

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University (“NAU”), a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, and master’s degree programs in health care and business-related disciplines. Accredited by The Higher Learning Commission and a member of the North Central Association of Colleges and Schools, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations throughout the central United States. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:

National American University Holdings, Inc.

Dr. Ronald Shape

605-721-5220

rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Yu	Adam Prior
212-836-9610	212-836-9606
cyu@equityny.com	aprior@equityny.com